Exhibit 99.1


                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
            ANNOUNCES CONVERSION OF CONVERTIBLE PROMISSORY NOTES

 FORT WORTH, Texas, (May 31, 2006) - Hallmark Financial Services, Inc. today announced that Newcastle Special Opportunity Fund I, L.P. and Newcastle Special Opportunity Fund II, L.P. have fully converted to common stock the outstanding principal and accrued interest on subordinated convertible promissory notes issued to them during the first quarter of 2006. The holders of these convertible notes delivered notice of conversion on May 25, 2006, immediately following shareholder approval of the convertibility of the notes at Hallmark's Annual Meeting of Shareholders. Accordingly, an aggregate of 19,648,972 shares of Hallmark common stock are being issued in satisfaction of the aggregate of $25,150,685 in principal and accrued but unpaid interest outstanding on the convertible notes.

 Hallmark privately placed the convertible notes in January, 2006, in connection with its acquisition of Texas General Agency, Inc. and certain affiliates. The $25.0 million in proceeds from issuance of the convertible notes was used to establish a trust account to secure future payments due to the TGA sellers in January 2007 and 2008. The purchasers of the convertible notes were newly formed investment partnerships managed by Newcastle Capital Management, L.P., which is controlled by Mark E. Schwarz, Hallmark's Chairman and Chief Executive Officer. Consequently, convertibility of the notes was in all events subject to approval by the shareholders of Hallmark.

 In accordance with applicable accounting requirements, at the time of issuance Hallmark booked a $9.6 million deemed discount to the convertible notes attributable to the conversion feature. Prior to conversion, this deemed discount was amortized as interest expense over the term of the notes, resulting in Hallmark recording a $1.1 million non-cash interest expense during the first quarter of 2006. As a result of the conversion of the convertible notes, the $8.5 million balance of the deemed discount will be written off as a non-cash interest expense during Hallmark's quarter ending June 30, 2006. Neither the deemed discount on the convertible notes nor the resulting interest expense have any ultimate impact on the cash flow or book value of the Company.

 "We are pleased that the holders of these convertible notes have elected to convert at their earliest opportunity," stated Mark J. Morrison, Hallmark's President, Chief Operating Officer and Chief Financial Officer. "As a result of this prompt conversion of the convertible notes, the Company avoids future interest payments and strengthens its balance sheet by replacing debt with equity," Mr. Morrison continued.

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing and underwriting commercial insurance in Texas, New Mexico, Idaho, Oregon, Montana and Washington; marketing and underwriting non-standard personal automobile insurance in Texas, New Mexico and Arizona; marketing of general aviation insurance in 44 states; claims administration; and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                For further information, please contact:
               Mark J. Morrison, President at 817.348.1600
                           www.hallmarkgrp.com